UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2010
GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34551	20-4477465

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Farm Credit Drive Suite 2300 McLean, VA	22102-5011

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 703-738-2840
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 4, 2010, Global Defense Technology & Systems, Inc. (“GTEC” or the “Company”) entered into a purchase agreement (the “Purchase Agreement”) by and among (i) GTEC, (ii) Signature Government Solutions, LLC, a Florida limited liability company (“Signature”) and (iii) Signature Consultants, L.L.C., the parent of Signature (the “Seller”). The Purchase Agreement provides for the purchase by GTEC of all of the outstanding ownership interests of Signature (the “Acquisition”). The purchase price for the Acquisition is $52.5 million in cash, subject to a two-way adjustment based upon whether the working capital of Signature at the closing of the Acquisition is ultimately determined to have been above or below the target working capital specified in the Purchase Agreement. The Purchase Agreement provides for an escrow of $5.25 million to be used if necessary to satisfy certain indemnification obligations of the Seller. Each of the parties to the Purchase Agreement has made customary representations and warranties and agreed to certain indemnification obligations. The Purchase Agreement also contemplates a five year non-competition covenant agreed to by the Seller. GTEC intends to finance the Acquisition through an expansion of its existing credit facility.
The parties to the Purchase Agreement intend to close the Acquisition after satisfaction of all the conditions to closing contained in the Purchase Agreement, including (a) the expiration or termination without the objection of any of the relevant governmental authorities of all applicable waiting periods (and any extensions thereof) and (b) written confirmation by the Committee on Foreign Investment in the United States that it has completed its review (or, if applicable, investigation) under the Exon-Florio Amendment to the Defense Production Act of 1950 and determined that there are no unresolved national security concerns with respect to the Acquisition.
A copy of the press release, dated November 4, 2010, announcing the signing of the Purchase Agreement is attached hereto as Exhibit 99.1.
Item 2.02. Results of Operations and Financial Condition.
On November 4, 2010, the Company announced via press release its financial results for its quarterly period ending September 30, 2010. A copy of the Company’s press release is attached hereto as Exhibit 99.2.
The information contained in this Item 2.02, including the attached exhibit, are furnished under this Item 2.02 of Form 8-K to, but for purposes of Section 18 of the Securities Exchange Act of 1934 shall not be deemed filed with, the Securities and Exchange Commission. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference into such filing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective November 2, 2010, the Compensation Committee of the Company’s Board of Directors approved an amendment to the terms of its existing stock option and restricted stock awards. The amendment provides that all outstanding stock options and restricted stock held by employees, officers and directors of the Company will vest immediately upon a “Change of Control,” which is generally defined as (i) the acquisition by a non-affiliate of more than 50% of the combined voting power of the Company’s then-outstanding voting securities, (ii) the consummation of a merger or consolidation of the Company with another entity so that the Company’s voting securities outstanding immediately prior to such transaction no longer represent 50% of the combined voting power of the Company’s securities or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution.
A copy of the forms of stock option and restricted stock agreements containing the amended terms described above are attached hereto as Exhibit 10.1 and 10.2. The Company expects to use stock option and restricted stock agreements substantially similar to these forms of stock option and restricted stock agreements for future stock option and restricted stock awards, respectively.

Effective November 3, 2010, the Company’s Board of Directors approved an amendment to the Global Defense Technology & Systems, Inc. 2009 Performance Incentive Plan (the “Plan”). Under this amendment, the Board of Directors, through the Compensation Committee, will be permitted to delegate to one or more executive officers of the Company the authority to approve grants of GTEC stock options to eligible employees of the Company other than (i) such executive officer or any other executive officer, (ii) a “covered employee” as defined in the Internal Revenue Code of 1986, as amended, or (iii) any person if such grant would result in a related person transaction.
A copy of the amendment to the Plan is attached hereto as Exhibit 10.3.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit 99.1.	Global Defense Technology & Systems, Inc. Press Release dated November 4, 2010 pertaining to the Acquisition.
Exhibit 99.2.	Global Defense Technology & Systems, Inc. Press Release dated November 4, 2010 pertaining to the Company’s third-quarter earnings.*
Exhibit 10.1.	Form of 2009 Performance Incentive Plan Stock Option Agreement.
Exhibit 10.2.	Form of 2009 Performance Incentive Plan Restricted Stock Agreement.
Exhibit 10.3.	Amendments to 2009 Performance Incentive Plan adopted on November 3, 2010.

*	This exhibit shall be deemed to be furnished and not filed.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
By:	/s/ John Hillen
	Name:	John Hillen
	Title:	Chief Executive Officer, President

Dated: November 4, 2010